                                                          Exhibit 11

          VIEWLOGIC SYSTEMS, INC. AND SUBSIDIARIES
         COMPUTATION OF NET INCOME PER COMMON SHARE
            (In thousands, except per share data)

                                     Three Months
                                   Ended March 31,
                                   ---------------
                                   1997      1996
                                   ----      ----
Weighted average number of
shares outstanding:
  Common stock                   16,550    16,813
  Common equivalent shares
   resulting from stock
   options and warrants
   (treasury stock method)          888       237
Less:  Repurchased shares                    (167)
                                 ------    ------
        Total                    17,438    16,883
                                 ======    ======
Net income (loss)               ($3,245)   $  609
                                 ======    ======
Net income (loss) per
  common share                  ($ 0.19)   $ 0.04
                                 ======    ======

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